UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549


                                  FORM 8-K

                               CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported)      November 13, 2001


                              Rymer Foods, Inc.
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            (Exact name of registrant as specified in its charter)


          Delaware                 1-6071                 36-1343930
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 (State or other jurisdiction    (Commission            (IRS Employer
       of incorporation)         File Number)        Identification No.)



 4600 South Packers Avenue, Suite 400, Chicago, Illinois        60609
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 (Address of principal executive offices)                    (Zip Code)


 Registrant's telephone number, including area code       (773) 927-9700


                                      N/A
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          (Former name or former address, if changed since last report)

 Item 5.   Other Events.

      RYMER FOODS ANNOUNCES FOURTH CONSECUTIVE QUARTER OF INCREASED NET INCOME/LOSS DESPITE TEMPORARY PLANT CLOSING

      CHICAGO, IL, November 12, 2001.  Rymer Foods Inc. (OTC Bulletin  Board:
 RFDS.OB) announced today that it has increased net income/loss for its quarter ended October 27, 2001, representing the fourth consecutive quarter of increased net income/loss for the Company. The exact level of increased net income/loss is still under computation, and will be released in the near future following settlement of insurance claims associated with its recent temporary plant closure and the completion of our upcoming annual audit. According to Rymer's President and CEO, Paul Conti, "We are very pleased with the continued progress the Company has been able to make, despite the challenges caused by our temporary closure. The continued support of our customer base and our lender have been particularly gratifying."

      On October 4, 2001 we received a notification from the USDA that a sample it had taken from our facility contained listeria. Although there was no evidence of listeria in our production areas or with respect to any of the periodic samples we had taken from our production or storage facilities at the time of the USDA test or in the preceding two years, we announced an immediate recall of our production at or about the time of the USDA sampling, which totaled approximately 5,600 pounds of meat.

      Our facility was closed, due to structural damage, from the period of October 4, 2001 through October 26, 2001, during which time a detailed inspection was made of the facility both by the USDA and Sulliker Labs, a nationally recognized consulting firm specializing in the area of USDA compliance. Although no samples of contaminated meat were evidenced, we took substantial steps to upgrade certain areas of our facility and to cease production or storage in other areas of the facility in order to further ensure the safety of our products. We are totally HACCP compliant.

      During the interim closure period, to alleviate financial strain on the Company, our hourly workers were furloughed, and we submitted business interruption insurance claims to our carrier, a portion of which have already been paid.

      We reopened our facility and resumed shipment of product on October 26, 2001. During the closure, customers were forced to source their needs from other suppliers which to date has resulted in some loss of business; however, the exact amount of lost business is not presently determinable at this time. Since the funding of our new line of credit with Wells Fargo Business Credit, we had been experiencing an increase of business, due in part to the greater financial stability of our Company. We are hopeful but can provide no assurances, that this trend will continue once operations normalize following reopening of the facility. Wells Fargo advised us on November 9, 2001 that although the temporary closure of the facility constituted a violation of one of our loan covenants that it waived the violation.

      For further information, contact Rymer's President and CEO, Paul Conti (773-650-0505), or its CFO, Charles Vaisnoras (773-650-0507).

      Certain statements in this 8-K constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management's judgment, beliefs, current trends and market conditions. Forward-looking statements made or to be made by or on behalf of the company may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                            SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 Rymer Foods Inc.
                                 (Registrant)



                                 By:   /s/ Paul Conti
                                 --------------------
                                 Name:  Paul Conti
                                 Title: Chairman of the Board, Chief
                                        Executive Officer and President


 DATE: November 13, 2001